Exhibit 99.1

FOR IMMEDIATE RELEASE

Protein Polymer Technologies Announces Intention to

Merge With Thuris Corporation

San Diego, CA – November 22, 2005 – Protein Polymer Technologies, Inc. (OTC Bulletin Board: PPTI.OB), a biotechnology device company that is a pioneer in protein design and synthesis, announced today that it has signed a letter of intent to merge with Thuris Corporation, a privately held biopharmaceutical company focused on medical device solutions to aid in drug development and diagnosis of Central Nervous System (CNS) disorders including Mild Cognitive Impairment and Alzheimer’s Disease. Thuris is also developing pharmaceuticals for select CNS Orphan and niche indications ranging from ischemia-related conditions, brain inflammation and Huntington's disease.

“Bringing our organizations together accelerates both companies’ strategic plans and creates a biotechnology device leader with the products, pipeline, infrastructure and financial resources to grow faster and create sustainable shareholder value beyond what either company could achieve separately,” said William N. Plamondon III, Chief Executive Officer of Protein Polymer Technologies.

Thuris has received 510k FDA clearance for a non-invasive medical device, the NeuroGraph, which assists in the diagnosis of neurological and psychiatric disorders over a broad range of brain-related conditions. The device is based on Electroencephalogy (EEG) and Event Related Potentials (ERP) and includes proprietary statistical learning methods. The software advances allow the device to function as a powerful clinical development tool and psychiatric diagnostic aid. The ERP procedure creates characteristic brain waves that can be used to distinguish healthy from unhealthy function. Thuris plans on marketing the NeuroGraph to pharmaceutical companies for enrollment and endpoint monitoring in CNS clinical trials. The NeuroGraph will also be marketed to neurologists, psychiatrists and other physicians involved in CNS diagnosis and treatment.

The merger is expected to enable the companies to significantly accelerate their strategic plans, diversify their product portfolios and revenue bases, and further broaden their respective therapeutic device programs.

“Both operationally and culturally, this combination is a great fit. By combining the resources of the two companies and the expertise of the two management teams, we believe that our NeuroGraph medical device will be more expeditiously commercialized,” stated Keith B. Hoffman, Ph.D., Chief Operating Officer of Thuris. “In addition, this merger will enable us to aggressively advance our lead pharmaceutical compound into clinical trials.”

Any transaction is subject to the negotiation and execution of a definitive merger agreement acceptable to both parties. Under the proposed terms of the contemplated transaction, a wholly owned subsidiary of Protein Polymer would be merged into Thuris. As a result, Thuris would become a wholly owned subsidiary of Protein Polymer. The stockholders, option holders and warrant holders of Thuris would receive a number of shares of common stock, or common stock equivalents, of Protein Polymer, equal to between 30% and 50% of the outstanding capital stock of Protein Polymer calculated on a fully diluted basis. As a result of the transaction as currently contemplated, the stockholders, option holders and warrant holders of Protein Polymer would continue to hold between 50% and 70% of the outstanding capital stock of Protein Polymer, calculated on a fully diluted basis, predicated on a tentative $19 million valuation of Thuris, and depending upon the average trading price of Protein Polymer common stock for the 20 trading days ending one day prior to execution of the definitive agreement. In addition to the execution and delivery of the definitive agreement, any transaction would also be subject to a number of other conditions, including completion of due diligence by both parties, approval by the board of directors of Protein Polymer and approval of the board of directors and shareholders of Thuris. Any securities offered or issued in connection with any such transaction have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such Act or an applicable exemption from such registration requirements. The transaction is expected to be completed by the first quarter of 2006.

About Protein Polymer Technologies, Inc.

Protein Polymer Technologies, Inc. is a biotechnology company that discovers and develops innovative therapeutic devices to improve medical and surgical outcomes. The Company focuses on developing technology and products to be used for soft tissue augmentation, tissue adhesives and sealants, wound healing support and drug delivery devices. Protein Polymer Technologies’ proprietary protein-based biomaterials are uniquely tailored to optimize clinical performance and contain no human or animal components that could potentially transmit or cause disease. The company is headquartered in San Diego, California. For additional information about the company, please visit www.ppti.com.

To date, PPTI has been issued twenty-six U.S. Patents on its core technology with corresponding issued and pending patents in key international markets.

This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations scientific and product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale up. The reader is encouraged to refer to the Company's 2004 Annual Report Form 10-KSB, and 10KSB/A and other recent filings with the Securities and Exchange

Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.

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Investor Contact: Erin Davis, (858) 558-6064 x 120 Protein Polymer Technologies, Inc.	Media Contact: Bryan deCastro, (631) 495-9177 Carole Boucard, (954) 370-2524 Creative Public Relations